Exhibit 99.1

www.avanex.com

For immediate release

Avanex Announces Fourth Quarter and Fiscal Year 2005 Financial Results

Continued Improvement in Gross Margin and Lower Operating Expenses

FREMONT, Calif. – Aug. 25, 2005 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its fourth fiscal quarter and fiscal year ended June 30, 2005.

Net revenue in the fourth fiscal quarter was $42.4 million, up 5 percent from net revenue in the third fiscal quarter and up 33 percent from net revenue in the fourth quarter of the prior fiscal year.

The company reported a net loss of $43.2 million, or ($0.30) per share, in the fourth quarter, compared with a net loss of $18.9 million, or ($0.13) per share in the prior quarter and a net loss of $21.6 million, or ($0.15) per share in the fourth quarter of the prior fiscal year. Excluding certain items, non-GAAP net loss for the fourth quarter of fiscal 2005 was $16.0 million, or ($0.11) per share. The non-GAAP net loss excludes a previously disclosed restructuring charge primarily related to the company’s French operations of $21.4 million, a $4.4 million write-off of a long-term investment, and other items totaling $1.4 million. The non-GAAP net loss, with the same adjustments, improved by approximately $2.0 million from the third fiscal quarter due to gross margin improvements and lower operating expenses. 1

Fiscal year 2005 net revenue was $160.4 million, an increase of $53.5 million, or 50 percent over the prior year. The net loss for fiscal 2005 was $108.8 million, or ($0.75) per share. This compares with a net loss of $124.1 million, or ($0.95) per share in fiscal 2004.

Corporate Headquarters

40919 Encyclopedia Circle, Fremont, CA 94538 USA • Telephone 510-897-4188 Fax 510-897-4189

“We are pleased with our overall progress in this quarter of substantial restructuring,” said Jo Major, president and CEO of Avanex. “We increased revenues sequentially while implementing many of our cost structure improvement programs. In addition, we achieved strong production revenue from new design wins and had a high level of design activity. We look forward to these wins contributing to revenue growth in the next two to three quarters.

“We continue to make progress toward our goal of profitability with improvements in gross margin and reduced operating expenses, and we expect substantial further improvements in our overall financial performance as we begin to realize the benefits of our restructuring programs,” Major said.

Path to Profitability: $15 million of quarterly savings

The company’s plans to shift manufacturing and development to its Asian centers in Thailand and China are being implemented on schedule. The restructuring initiatives announced since December 2004, which are on plan to be substantially completed by Jan. 1, 2006, are expected to result in a quarterly spending reduction of $10.0 million, primarily improving cost of goods sold. The company believes that the simplified operating structure will allow it to achieve an additional $5.0 million of quarterly savings, primarily from operating expenses, by April 1, 2006.

Fiscal Fourth Quarter Highlights

•	Revenue increased 33 percent from Q4 FY 2004 to Q4 FY 2005

•	Gross margin improved 15 percentage points from Q4 FY 2004 to Q4 FY 2005

•	Achieved strong production revenue from new design wins

•	Shanghai Development Center produced its first circuit pack design win with a major North American OEM, generating approximately $1.8 million in revenues in the fourth fiscal quarter and significant bookings for upcoming quarters

•	Issued $35 million in a senior convertible notes offering

•	Operations Center in Thailand became fully operational

Q1 FY 2006 Outlook

Revenue is expected to be in the range of $40 million to $44 million, impacted somewhat by the seasonal slowdown in Europe, where customer penetration is strong.

SOX 404 Compliance

Initial Sarbanes-Oxley 404 testing is now substantially complete and to date has identified material weaknesses in the Company’s French subsidiary, which is being downsized from a manufacturing site to a development center. SOX 404 evaluation by the company and its auditors will be complete by the submission of the company’s annual report on Form 10-K for the fiscal year ended June 30, 2005.

Conference Call

Avanex will host a conference call today, Aug. 25, 2005, at 4:30 p.m. EDT. The number for the conference call is 210-835-2510, and the password is “Photonics.” To listen via the Internet, please log on to www.avanex.com. A replay of the conference call will be available until Sept. 1, 2005 at 402-220-3857, and available at www.avanex.com under “Investors/Audio Archives.”

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Erwin Park, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding cost reduction and restructuring measures, improvements in R&D effectiveness, the transfer of manufacturing operations to lower cost regions, expected first fiscal quarter revenues and revenue growth, expected operating performance results, the company’s competitive position, Sarbanes-Oxley 404 testing, product development efforts and changes in the market for the company’s products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. Because the company and its auditors have not yet concluded SOX 404 testing and evaluation, and because the assessment of internal control over financial reporting requires the company to make subjective judgments, it is possible that additional material weaknesses may be identified. In addition, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on September 13, 2005, and the company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

[1]	Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” following the accompanying financial statements.

Contact Information
Investor Relations:	Chief Financial Officer:
Deborah Stapleton or Ellen Brook	Rich Yonker
650-470-0200	650-283-9947
deb@stapleton.com or ellen@stapleton.com	Rich_Yonker@avanex.com

AVANEX CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$26,659	$21,637
Short-term investments	30,355	67,453
Accounts receivable, net	25,409	16,610
Inventories	36,468	39,003
Due from related parties	15,357	14,599
Other current assets	20,418	15,678

Total current assets	154,666	174,980
Long-term investments	16,689	55,145
Property and equipment, net	8,612	13,977
Intangibles, net	8,824	14,400
Goodwill	9,408	9,408
Other assets	1,763	7,286

Total assets	$199,962	$275,196

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$3,723
Accounts payable	29,704	26,508
Accrued compensation and related expenses	10,741	11,239
Warranty	5,780	6,125
Due to related parties	1,549	2,609
Other accrued expenses and deferred revenue	10,374	13,531
Current portion of other long-term obligations	2,910	3,968
Current portion of restructuring accruals	32,240	23,473

Total current liabilities	93,298	91,176
Restructuring accruals	14,137	15,191
Other long-term obligations	39,157	11,365

Total liabilities	$146,592	$117,732

Stockholders’ equity:
Common stock	145	143
Additional paid-in capital	667,922	663,798
Deferred compensation	(353)	(596)
Unrealized (loss) on investments	(483)	—
Cumulative translation adjustment	5,963	5,193
Accumulated deficit	(619,824)	(511,074)

Total stockholders’ equity	53,370	157,464

Total liabilities and stockholders’ equity	$199,962	$275,196

AVANEX CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Three Months Ended March 31, 2005	Fiscal Year June 30, 2005	Fiscal Year June 30, 2004
	GAAP	GAAP	GAAP	GAAP	GAAP
Net revenue	$42,423	$31,869	$40,317	$160,406	$106,932
Cost of revenue	42,807	37,064	41,386	165,239	133,259
Gross profit (loss)	(384)	(5,195)	(1,069)	(4,833)	(26,327)

Operating expenses:
Research and development	8,179	10,594	8,663	33,124	42,107
Sales and marketing	3,747	5,020	4,163	16,803	19,808
General and administrative	4,327	5,352	4,386	17,458	24,246
Gain (loss) on sale of equipment	36	—	(410)	(1,850)	—
Amortization of intangibles	1,862	1,271	1,242	5,585	4,573
Merger Costs	—	—	—	300	472
Restructuring charges (recovery)	21,429	(4,792)	14	29,472	3,779

Total operating expenses	39,580	17,445	18,058	100,892	94,985

Income (loss) from operations	(39,964)	(22,640)	(19,127)	(105,725)	(121,312)
Other income (expenses), net	(3,228)	1,020	241	(3,026)	3,299

Loss from continuing operations before discontinued operations	(43,192)	(21,620)	(18,886)	(108,751)	(118,013)
Discontinued operations		—	—	—	(6,054)

Net loss	$(43,192)	$(21,620)	$(18,886)	$(108,751)	$(124,067)

Basic and diluted net loss per common share from continuing operations before discontinued operations	$(0.30)	$(0.15)	$(0.13)	$(0.75)	$(0.90)
Discontinued operations per share effect	—	—	—	—	(0.05)

Basic and diluted net loss per common share	$(0.30)	$(0.15)	$(0.13)	$(0.75)	$(0.95)

Weighted average shares used in computing basic and diluted net loss per common share	144,822	143,276	144,468	144,253	130,561

AVANEX CORPORATION

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Year Ended June 30, 2005	Three Months Ended June 30,		Three Months Ended March 31, 2005
		2005	2004
Net loss, GAAP:	$(108,751)	$(43,192)	$(21,620)	$(18,886)
Adjustments:
Interest (income) expense, net	(1,689)	(466)	(517)	(340)
Amortization of intangibles	5,585	1,862	1,271	1,242
Restructuring charges (recovery)	29,472	21,429	(4,792)	14
Write-off of long-term investment	4,400	4,400	—	—

Net loss, Non-GAAP:	$(70,983)	$(15,967)	$(25,658)	$(17,970)

Net Loss, GAAP per common share basic and diluted	(0.75)	(0.30)	(0.15)	(0.13)

Net Loss, Non-GAAP per common share basic and diluted	(0.49)	(0.11)	(0.18)	(0.12)

Weighted average shares used in computing basic and diluted net loss per common share	144,253	144,822	143,276	144,468